Exhibit 21

List of Subsidiaries of the Registrant

Subsidiary Name	Country of Incorporation	Ownership Percentage

Magic Software Enterprises Inc.	U.S.	100%
CoreTech Consulting Group, LLC	U.S.	100%
CoreTech Consulting Group, Inc.	U.S.	100%
Magic Software Enterprises (UK) Ltd.	U.K.	100%
Magic Beheer B.V	Netherlands	100%
Magic Software Enterprises Netherlands B.V.	Netherlands	100%
Magic Software Enterprises Spain Ltd.	Spain	100%
Magic Software Enterprises GmbH	Germany	100%
Magic Software Enterprises France	France	100%
Magic Benelux B.V.	Netherlands	100%
Magic Software Enterprises (Israel) Ltd.	Israel	100%
Magic Software Enterprises Italy S.r.l	Italy	100%
Magic Software Japan K.K.	Japan	100%
Magic Software Enterprises India Pvt. Ltd.	India	100%
Magic Rental Technologies International Rentpro Ltd.	Israel	75%
Magic Software Hungary	Hungary	74%
Onyx Szoftverhaz Korlatolt Felelossegu Tarsasag	Hungary	74%
Magic Software (Thailand) Corp. Ltd (1)	Thailand	70%
Advanced Answers on Demand, Inc.	U.S.	63%
Access Data Corporation, Inc (1).	U.S.	56%
Betagro Software and Services Ltd (1).	Thailand	51%
Nextstep Infotech Prt. Ltd.	India	51%

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(1) Sold in 2003